DANNINGER MEDICAL TECHNOLOGY, INC. AND SUBSIDIARY
                                   EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE
  For the three month and nine month periods ending September 30, 1995 and 1994

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                                  Three Months Ended        Nine Months Ended
                                     September 30,            September 30,
                                 ---------------------    ---------------------
                                   1995        1994         1995        1994
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
Weighted average number of
 common shares outstanding....   4,687,739   4,464,379    4,621,986   4,445,546

Shares issuable pursuant to
 stock option plans and stock
 warrants, less shares assumed
 repurchased at the average
 market prices................           0     155,265            0           0
                                 ---------   ---------    ---------   ---------

Weighted average shares
 outstanding, including common
 stock equivalents............   4,687,739   4,619,644    4,621,986   4,445,546
                                 ---------   ---------    ---------   ---------
                                 ---------   ---------    ---------   ---------

Net income....................   $(766,000)  $  72,757    $(609,000)  $( 87,476)
                                 ---------   ---------    ---------   ---------
                                 ---------   ---------    ---------   ---------

Net income per share:.........   $    (.16)  $     .02    $    (.13)  $    (.02)
                                 ---------   ---------    ---------   ---------
                                 ---------   ---------    ---------   ---------

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Note:   The application of the higher of quarter-end or year end market prices in calculating fully-diluted earnings per share does not result in a change to the calculation of primary earnings per share.